Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Strong Improvement in Fourth Quarter and Full Year 2019 Results

Reports year over year growth in full year revenues, operating profit, and EPS from continuing operations
Generates full year operating and free cash flow before leasing investment of $396.7 million and $423.3 million, respectively
Significantly improves ROE and Pre-Tax ROE in 2019
Returns $376.8 million of capital to stockholders during 2019

DALLAS, Texas - February 19, 2020 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and year ended December 31, 2019.

Financial and Operational Highlights — Fourth Quarter 2019:

•	Quarterly total company revenues of $850.7 million, reflecting growth of 15.7% year over year

•	Quarterly earnings from continuing operations per common diluted share ("EPS") of $0.18, a decrease of 5% year over year

◦
Adjusted EPS increased 35% year over year to $0.35 and excludes $0.09 per share related to restructuring activities and $0.08 per share related to the effects of a one-time, non-cash, deferred tax impact related to planned expansion of our Maintenance Services operations

•	Quarterly revenues from leasing and management services of $189.9 million with a 42.2% operating profit margin

•	Growth of the wholly-owned and partially-owned lease fleet to 103,705 units, with lease fleet utilization of 96.0% at quarter-end

•	Rail Products Group quarterly revenues of $887.6 million and an 11.0% operating profit margin

•	Rail Products Group quarterly railcar orders and deliveries of 2,585 and 6,880, respectively, resulting in total railcar backlog of $1.8 billion at quarter-end

•	Repurchases of approximately 2.9 million shares at a cost of $60.8 million

Financial and Operational Highlights — Full Year 2019:

•	Full year total company revenues of $3,005.1 million, reflecting growth of 19.8% compared to 2018

•	Reported EPS of $1.09, an increase of 56% compared to 2018

◦	Adjusted EPS increased 64% to $1.26 and excludes $0.17 of one-time charges occurring in the fourth quarter

•	Total net additions of 4,490 railcars to the wholly-owned and partially-owned lease fleet during 2019, an increase of 4.5% from 2018

•	Rail Products Group delivered 21,960 railcars in 2019, an increase of 9.2% from 2018

•
Repurchases of approximately 13.7 million shares at a cost of $294.7 million, which includes 2.6 million shares at a cost of $70.0 million representing the final settlement of the ASR Program funded in 2018

•	Increased loan-to-value ratio of wholly-owned lease fleet (including corporate revolver) to 55.1% at December 31, 2019, compared to 46.6% at December 31, 2018

•	ROE and Pre-Tax ROE improved significantly in 2019 to 5.6% and 9.0%, respectively, compared to 4.3% and 6.3%, respectively, in 2018

2020 Guidance/Forward Outlook:

•	Newly appointed Chief Executive Officer and President joined Trinity effective February 17, 2020

•	Expects full year earnings from continuing operations per common diluted share of $1.15 to $1.35

•	Expects full year total company revenues of $2.5 billion to $2.7 billion

•	Expects Free Cash Flow before leasing investment of $600 million to $650 million in 2020

“Trinity made meaningful progress in 2019 on the Company’s strategic and financial priorities in our first year as a rail-focused company,” said Melendy E. Lovett, Senior Vice President and Chief Financial Officer. “While railcar industry fundamentals declined throughout the year as a result of uncertainty in trade policy and the North American industrial economy, Trinity’s team delivered strong results in a very challenging market. Continued growth of our leased railcar portfolio, an emphasis on improving our lease rates while maintaining high utilization, and higher manufacturing railcar deliveries with a favorable product mix resulted in a 32% increase in full year operating profit year over year. Our senior leaders have made significant strides in improving operating performance and reducing our corporate costs by 28% during 2019.”
Ms. Lovett continued, “We are progressing well in the execution of our key financial priorities including lowering our cost of capital, deploying capital to return-accretive investments, and returning meaningful and steady amounts of capital to shareholders. Trinity’s Pre-Tax ROE significantly improved to 9.0% in 2019 as a result of improved profitability and substantial progress in optimizing the Company’s balance sheet. During the year, Trinity returned $376.8 million of capital to shareholders, approximately 14% of our market cap, reflecting the strength and synergies of Trinity’s rail platform and our commitment to improving shareholder value.”
“I am thrilled to officially join Trinity Industries and lead this Company into its bright and promising future,” said E. Jean Savage, newly appointed Chief Executive Officer and President. “The railcar industry is experiencing changing dynamics across the industrial end markets we serve, including increasing customer service expectations and the utilization of technology within supply chains. As a result of our rail-focused strategy, we have an opportunity to assess our business, evaluate our processes, and align our organization to deliver a premier experience for our customers based on their evolving business needs. Our results must be highly effective, highly efficient, and highly profitable for all our stakeholders to be successful - and I believe there is significant opportunity to unlock greater value at Trinity.”
Ms. Savage continued, “Trinity’s Board of Directors and Senior Leadership are fully aligned, and we have high expectations for driving the performance of the platform to new levels. Trinity’s corporate culture is built on the foundation of collaboration and commitment to excellence. I believe this organization is ready and positioned to make the needed changes toward stronger performance, and to elevate and accelerate Trinity’s position as a premier provider of railcar products and services in North America.”
Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $22.4 million, or $0.18 per common diluted share, for the fourth quarter ended December 31, 2019. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2018 was $27.6 million, or $0.19 per common diluted share. On an adjusted basis, earnings per common diluted share for the fourth quarter of 2019 increased year over year to $0.35, which excludes the impacts of restructuring activities and a one-time, non-cash, deferred tax impact related to planned expansion of our Maintenance Services operations. Revenues for the fourth quarter of 2019 increased to $850.7 million compared with revenues of $735.0 million for the same quarter of 2018.
For the year ended December 31, 2019, the Company reported net income from continuing operations attributable to Trinity stockholders of $140.7 million, or $1.09 per common diluted share, compared to $105.2 million, or $0.70 per common diluted share, for the year ended December 31, 2018. On an adjusted basis, earnings per common diluted share for the full year 2019 were $1.26. Revenues for the year ended December 31, 2019 increased to $3.0 billion compared to revenues of $2.5 billion in 2018.
For the fourth quarter and year ended December 31, 2019, in connection with our assessment of future needs to support our rail-focused strategy, the Company recognized a pre-tax restructuring charge of $14.7 million, or approximately $0.09 per common diluted share. The charge was primarily attributable to write-downs related to underutilized assets associated with our non-operational facilities and employee transition costs. Additionally, in connection with the planned expansion of our Maintenance Services operations, we recorded a one-time, non-cash deferred tax expense of $9.7 million, or approximately $0.08 per common diluted share.

Quarterly Business Group Results
Railcar Leasing and Management Services Group
In the fourth quarter of 2019, the Leasing Group increased its revenues and operating profit to $313.3 million and $100.3 million, respectively, compared with $227.3 million and $96.0 million, respectively, in the same quarter of 2018. The increase in the Leasing Group's revenues was primarily due to a higher volume of railcars sold from the lease fleet, growth in the lease fleet, and higher average lease rates, partially offset by lower utilization and lower service-related fees when compared to the fourth quarter of 2018. The wholly-owned and partially-owned lease fleet grew to 103,705 units as of December 31, 2019, an increase of approximately 4.5% in comparison to December 31, 2018. The total owned and managed lease fleet now stands at 128,540 railcars at the end of the fourth quarter.
The increase in operating profit for the fourth quarter was primarily due to higher profits from sales of railcars owned one year or less, growth in the lease fleet, and lower rent expense resulting from our first quarter purchase of railcars that were previously financed under a sale-leaseback arrangement. Additionally, results for the fourth quarter of 2018 included a $12.6 million pre-tax, non-cash charge, or approximately $0.07 per common diluted share, related to our election to forego the early purchase options contained in certain capital lease agreements. These increases in operating profit were partially offset by lower profits from sales of railcars owned more than one year and higher depreciation expense associated with lease fleet growth.
Total sales of leased railcars were $154.1 million in the fourth quarter of 2019 compared with $140.2 million in the fourth quarter of 2018. These totals include sales of railcars owned for more than one year that are not reported as revenues, as well as railcars sold under sales-type leases. Supplemental information for the Leasing Group is provided in the accompanying tables.
Rail Products Group
The Rail Products Group reported revenues of $887.6 million during the quarter, an increase when compared with revenues of $694.8 million in the fourth quarter of 2018. Operating profit and operating profit margin for the Rail Products Group increased to $97.4 million and 11.0%, respectively, in the fourth quarter of 2019 compared with $44.1 million and 6.3%, respectively, in the fourth quarter of 2018. The increase in revenues and operating profit primarily resulted from higher railcar deliveries and favorable railcar product mix changes compared to the prior year period. The Rail Products Group received orders for 2,585 railcars with a value of $250.5 million and delivered 6,880 railcars during the fourth quarter of 2019, compared with orders for 8,045 railcars and deliveries of 5,285 railcars, respectively, in the same quarter last year. In addition, the Rail Products Group reported fourth quarter backlog reductions of 570 railcars primarily associated with a negotiated removal for which the Company received compensation for terminating the agreement, which was not material to segment results for the quarter. The railcar backlog in the Rail Products Group decreased during the quarter to $1.8 billion as of December 31, 2019, representing 15,085 railcars, compared with a railcar backlog of $2.4 billion as of September 30, 2019, representing 19,950 railcars.
All Other Group
In the fourth quarter of 2019, the All Other Group, which primarily includes the results of our highway products and logistics businesses, reported a year over year decline in revenues to $79.8 million compared with revenues of $89.4 million in the fourth quarter of 2018. The decrease in revenues was primarily due to lower demand and resulting shipping volumes in our highway products and logistics businesses. Operating loss for the All Other Group was $0.6 million for the fourth quarter of 2019, compared with operating profit of $8.0 million in the fourth quarter of 2018. The decline in operating profit was primarily related to insurance recoveries and gains on dispositions of property recognized in the prior year.

Progress on Other 2019 Priorities
Cost Optimization
Throughout 2019, Trinity implemented various cost-saving initiatives and identified actions to further reduce total spend, with a focus on selling, engineering, and administrative expenses. Corporate expenses decreased $41.1 million, or 28%, year over year, primarily due to lower litigation-related expenses and cost optimization efforts. In the fourth quarter, in connection with the Company's assessment of future needs to support its go-forward business strategy, the Company recognized a pre-tax restructuring charge of $14.7 million, primarily from write-downs related to underutilized assets associated with non-operating facilities, and employee transition costs. Trinity currently anticipates that these specific changes will generate approximately $8 million to $10 million in future cost savings on an annualized basis. As the Company continues to reposition the organization to better support Trinity's rail-focused strategy and drive innovation and platform efficiency, we anticipate identifying further cost savings opportunities in 2020.

Balance Sheet Optimization
In connection with the Company's ongoing efforts to optimize its balance sheet and improve returns, the Leasing Group closed a $386.5 million railcar asset-backed securitization with a blended fixed interest rate of 2.90% as previously disclosed in October 2019. Proceeds received from the transaction were primarily used to pay down a portion of the outstanding borrowings under the Leasing Group's secured warehouse credit facility and the Company's revolving credit facility, with the remainder used for general corporate purposes. Including outstanding corporate revolver borrowings, the loan-to-value ratio on Trinity's wholly-owned lease fleet at the end of the fourth quarter increased to 55.1%.

Capital Allocation - Business Investment
During 2019, Trinity invested $916.5 million in railcars for the growth of the leased railcar portfolio, net of all proceeds from the sales of leased railcars. The railcar portfolio investment includes the $218.4 million purchase option exercised in the first quarter of 2019 for a portfolio of 6,779 railcars that were previously leased under a sale-leaseback financing arrangement. Additionally in 2019, Trinity has invested $97.0 million in manufacturing and other capital expenditures for both maintenance and expansion.
Return of Capital to Stockholders
During the fourth quarter of 2019, the Company repurchased approximately 2.9 million shares at a cost of $60.8 million, bringing year to date share repurchases to approximately 13.7 million shares at a cost of $294.7 million. The year to date total includes approximately 2.6 million shares that were delivered to the Company in the first quarter of 2019 upon final settlement of the previously announced accelerated share repurchase program, which was funded in November 2018. As of December 31, 2019, the Company had a remaining authorization to repurchase up to $125.3 million, not to exceed 2.6 million shares, of its common stock under the current repurchase program which expires at the end of 2020.
When combining capital returned to stockholders in the form of dividends and share repurchases, Trinity returned $376.8 million to stockholders in 2019, of which $82.1 million was returned during the fourth quarter.
Improvement in Return on Equity Performance
As part of the effort to refocus Trinity’s strategy on the rail platform, Trinity’s Management and the Board of Directors have prioritized the goals of the company to emphasize improved profitability and return on equity ("ROE"). In the second quarter of 2019, Trinity introduced a three-year average pre-tax return on equity (“Pre-Tax ROE") target of between 11 - 13%. As a result of various initiatives within cost and balance sheet optimization, as well as improved financial performance within the business segments, Trinity’s ROE and Pre-Tax ROE improved significantly in 2019 to 5.6% and 9.0%, respectively, compared to 4.3% and 6.3%, respectively, in 2018, on pace with the first year’s expectation of the three-year average performance target.
2020 Guidance
For the full year 2020, the Company is projecting earnings per common diluted share of between $1.15 and $1.35 and top line revenues of between $2.5 billion and $2.7 billion. Trinity’s 2020 guidance includes continued progress on its cost and balance sheet optimization initiatives, but does not include the effect of any charges or gains associated with restructuring activities, pension plan termination charges, or other items outside the normal course of our core business operations.
As a result of the new rail-focused strategy, as of early 2020, Trinity is finalizing an assessment of the estimated useful lives and salvage value assumptions for the railcars in the Company’s leased railcar portfolio. Based upon analysis of historical fleet data, a review of industry standards including those of direct leasing peers, and consideration of certain economic factors, the Company has determined that it is appropriate to revise the useful lives and salvage values of certain railcar types in our lease fleet. The net impact of these changes will be effective on January 1, 2020, and is expected to result in a change in the weighted average useful life of railcars in our lease fleet to 37 years from 34 years. Based on the composition of the lease fleet as of December 31, 2019, the Company expects annual depreciation expense to be between $27 million and $33 million lower for the year ended December 31, 2020, resulting in a favorable impact to earnings per common diluted share of approximately $0.14 to $0.18 per share.
Additional guidance information is included in the accompanying tables.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 20, 2020 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage, or the live call can be accessed at 785-424-1892 with the conference ID "Trinity". An audio replay may be accessed through the Company’s website or by dialing (402) 220-7233 until 11:59 p.m. Eastern on February 27, 2020.
Non-GAAP Financial Measures
We have included financial measures compiled in accordance with generally accepted accounting principles ("GAAP") and certain non-GAAP measures in this earnings press release to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, a reconciliation to the most comparable GAAP measure has been included in the accompanying tables. Quantitative reconciliations of forward-looking non-GAAP measures to the most directly comparable GAAP measures have not been provided because management cannot, without unreasonable effort, predict the timing and amounts of certain items included in the computations of each of these measures. These factors include, but are not limited to: the product mix of expected railcar deliveries; the timing and amount of significant transactions and investments, such as railcar sales from the lease fleet, capital expenditures, and returns of capital to shareholders; and the amount and timing of certain other items outside the normal course of our core business operations, such as restructuring activities and pension plan termination charges.
About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as a logistics business that primarily provides support services to Trinity. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$850.7	$735.0	$3,005.1	$2,509.1
Operating costs:
Cost of revenues	674.7	590.5	2,365.7	1,938.8
Selling, engineering, and administrative expenses	71.3	72.0	262.8	296.6
Gains (losses) on dispositions of property:
Net gains on railcar lease fleet sales owned more than one year at the time of sale	5.8	29.4	50.5	50.4
Other	1.4	(12.1)	3.9	(9.0)
Restructuring activities	14.7	—	14.7	—
	753.5	645.2	2,588.8	2,194.0
Operating profit	97.2	89.8	416.3	315.1
Interest expense, net	53.7	44.5	214.5	167.4
Other, net	0.9	(0.4)	1.1	(3.9)
Income from continuing operations before income taxes	42.6	45.7	200.7	151.6
Provision for income taxes	20.3	17.7	61.5	42.6
Income from continuing operations	22.3	28.0	139.2	109.0
Income (loss) from discontinued operations, net of income taxes	(0.8)	(0.3)	(3.1)	54.1
Net income	21.5	27.7	136.1	163.1
Net income (loss) attributable to noncontrolling interest	(0.1)	0.4	(1.5)	3.8
Net income attributable to Trinity Industries, Inc.	$21.6	$27.3	$137.6	$159.3

Basic earnings per common share:
Income from continuing operations	$0.18	$0.20	$1.11	$0.72
Income (loss) from discontinued operations	(0.01)	—	(0.02)	0.37
Basic net income attributable to Trinity Industries, Inc.	$0.17	$0.20	$1.09	$1.09
Diluted earnings per common share:
Income from continuing operations	$0.18	$0.19	$1.09	$0.70
Income (loss) from discontinued operations	(0.01)	—	(0.02)	0.37
Diluted net income attributable to Trinity Industries, Inc.	$0.17	$0.19	$1.07	$1.07
Weighted average number of shares outstanding:
Basic	119.8	137.6	125.6	144.0
Diluted	121.5	138.9	127.3	146.4
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be participating securities. The calculation of earnings per share using the two-class method excludes income attributable to these participating securities from the numerator and excludes the dilutive impact of those shares from the denominator; therefore, the two-class method may result in a lower earnings per share than is calculated from the face of the income statement.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2019	2018	2019	2018
Railcar Leasing and Management Services Group	$313.3	$227.3	$1,117.2	$842.8
Rail Products Group	887.6	694.8	2,926.5	2,346.7
All Other	79.8	89.4	345.1	361.3
Segment Totals before Eliminations	1,280.7	1,011.5	4,388.8	3,550.8
Eliminations – Lease Subsidiary	(418.1)	(258.3)	(1,331.1)	(990.3)
Eliminations – Other	(11.9)	(18.2)	(52.6)	(51.4)
Consolidated Total	$850.7	$735.0	$3,005.1	$2,509.1

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2019	2018	2019	2018
Railcar Leasing and Management Services Group	$100.3	$96.0	$406.6	$351.1
Rail Products Group	97.4	44.1	281.4	172.1
All Other	(0.6)	8.0	16.1	35.7
Segment Totals before Eliminations, Corporate Expenses, and Restructuring activities	197.1	148.1	704.1	558.9
Corporate	(29.9)	(34.1)	(108.0)	(149.1)
Restructuring activities	(14.7)	—	(14.7)	—
Eliminations – Lease Subsidiary	(55.2)	(23.8)	(164.7)	(95.1)
Eliminations – Other	(0.1)	(0.4)	(0.4)	0.4
Consolidated Total	$97.2	$89.8	$416.3	$315.1

Trinity Industries, Inc.
Selected Financial Information – Leasing Group
($ in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Leasing and management	$189.9	$194.2	$756.5	$728.9
Sales of railcars owned one year or less at the time of sale (1) (2)	123.4	33.1	360.7	113.9
Total revenues	$313.3	$227.3	$1,117.2	$842.8
Operating profit(3):
Leasing and management	$80.1	$75.2	$314.7	$291.8
Railcar sales(1):
Railcars owned one year or less at the time of sale	14.4	4.0	41.4	21.5
Railcars owned more than one year at the time of sale	5.8	29.4	50.5	50.4
Property disposition losses (4)	—	(12.6)	—	(12.6)
Total operating profit	$100.3	$96.0	$406.6	$351.1
Total operating profit margin	32.0%	42.2%	36.4%	41.7%

Leasing and management operating profit margin	42.2%	38.7%	41.6%	40.0%

Selected expense information:
Depreciation	$60.6	$55.7	$232.2	$196.6
Maintenance and compliance	$22.9	$23.8	$102.1	$99.3
Rent	$3.3	$12.7	$16.9	$42.4
Selling, engineering, and administrative expenses	$13.3	$14.4	$49.5	$51.1
Interest	$50.8	$41.1	$197.2	$142.3

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales of leased railcars:
Railcars owned one year or less at the time of sale (2)	$123.4	$33.1	$360.7	$113.9
Railcars owned more than one year at the time of sale	30.7	107.1	205.7	230.5
	$154.1	$140.2	$566.4	$344.4

Operating profit on sales of leased railcars:
Railcars owned one year or less at the time of sale	$14.4	$4.0	$41.4	$21.5
Railcars owned more than one year at the time of sale	5.8	29.4	50.5	50.4
	$20.2	$33.4	$91.9	$71.9

Operating profit margin on sales of leased railcars:
Railcars owned one year or less at the time of sale	11.7%	12.1%	11.5%	18.9%
Railcars owned more than one year at the time of sale	18.9%	27.5%	24.6%	21.9%
Weighted average operating profit margin on sales of leased railcars	13.1%	23.8%	16.2%	20.9%
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2) Includes revenues associated with sales-type leases of $100.0 million and $160.5 million, respectively, for the three months and year ended December 31, 2019, respectively.
(3) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Products Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.
(4) Property disposition losses for the three months and year ended December 31, 2018 included a non-cash charge of $12.6 million associated with our election to forego the early purchase options contained in certain lease agreements.

	December 31, 2019	December 31, 2018
Number of railcars:
Wholly-owned	79,115	74,565
Partially-owned	24,590	24,650
	103,705	99,215
Managed (third-party owned)	24,835	21,635
	128,540	120,850
Fleet utilization (Company-owned railcars)	96.0%	98.5%

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$166.2	$179.2
Receivables, net of allowance	260.1	276.6
Income tax receivable	14.7	40.4
Inventories	433.4	524.7
Restricted cash	111.4	171.6
Property, plant, and equipment, net	7,110.6	6,334.4
Goodwill	208.8	208.8
Other assets	396.2	253.5
Total assets	$8,701.4	$7,989.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$203.9	$212.1
Accrued liabilities	342.1	368.3
Debt	4,881.9	4,029.2
Deferred income	—	17.7
Deferred income taxes	798.3	743.1
Other liabilities	96.3	56.8
Stockholders' equity:
Trinity Industries, Inc.	2,030.1	2,210.8
Noncontrolling interest	348.8	351.2
	2,378.9	2,562.0
Total liabilities and stockholders' equity	$8,701.4	$7,989.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2019	December 31, 2018
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$1,040.4	$963.2
Accumulated depreciation	(631.6)	(592.3)
	408.8	370.9
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.7	13.5
Equipment on lease	6,944.2	5,934.8
Accumulated depreciation	(1,139.0)	(971.8)
	5,818.9	4,976.5
Partially-owned subsidiaries:
Equipment on lease	2,410.0	2,371.9
Accumulated depreciation	(623.3)	(557.2)
	1,786.7	1,814.7

Deferred profit on railcars sold to the Leasing Group	(1,135.8)	(1,030.0)
Accumulated amortization	232.0	202.3
	(903.8)	(827.7)
	$7,110.6	$6,334.4

	December 31, 2019	December 31, 2018
Debt
Corporate – Recourse:
Revolving credit facility	$125.0	$—
Senior notes, net of unamortized discount of $0.2 and $0.3	399.8	399.7
	524.8	399.7
Less: unamortized debt issuance costs	(2.0)	(2.3)
	522.8	397.4
Leasing – Non-recourse:
Wholly-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $2.0 and $2.7	2,124.1	1,301.3
TILC warehouse facility	353.4	374.8
Promissory notes	627.1	660.2
	3,104.6	2,336.3
Less: unamortized debt issuance costs	(23.9)	(19.7)
	3,080.7	2,316.6
Partially-owned subsidiaries:
Secured railcar equipment notes	1,289.3	1,327.9
Less: unamortized debt issuance costs	(10.9)	(12.7)
	1,278.4	1,315.2
Total debt	$4,881.9	$4,029.2

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	December 31, 2019	December 31, 2018
Leasing Group Debt
Wholly-owned subsidiaries	$3,080.7	$2,316.6
Partially-owned subsidiaries	1,278.4	1,315.2
	$4,359.1	$3,631.8

Corporate – Revolving credit facility	$125.0	$—

Equipment on Lease(1)
Wholly-owned subsidiaries	$5,818.9	$4,976.5
Partially-owned subsidiaries	1,786.7	1,814.7
	$7,605.6	$6,791.2
Total Leasing Debt as a % of Equipment on Lease ("Loan-to-value ratio")
Wholly-owned subsidiaries	52.9%	46.6%
Wholly-owned subsidiaries, including corporate revolving credit facility(2)	55.1%	46.6%
Partially-owned subsidiaries	71.6%	72.5%
Combined	57.3%	53.5%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.
(2) During the year ended December 31, 2019, the corporate revolving credit facility was primarily used to finance growth of the lease fleet. Accordingly, the outstanding balance has been included in this computation of the loan-to-value ratio.

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2019	2018
Operating activities:
Net income	$136.1	$163.1
(Income) loss from discontinued operations, net of income taxes	3.1	(54.1)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	283.6	251.9
Provision for deferred income taxes	54.8	57.9
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(50.5)	(50.4)
Restructuring activities	10.9	—
Other	37.7	48.3
Changes in operating assets and liabilities:
(Increase) decrease in receivables, inventories, and other assets	17.7	(287.8)
Increase (decrease) in accounts payable, accrued liabilities, and other liabilities	(96.7)	145.3
Net cash provided by operating activities – continuing operations	396.7	274.2
Net cash provided by (used in) operating activities – discontinued operations	(3.1)	104.9
Net cash provided by operating activities	393.6	379.1
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	205.7	230.5
Proceeds from disposition of property and other assets	20.2	17.1
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less with a net cost of $319.3 and $92.4	(1,122.2)	(948.3)
Capital expenditures – manufacturing and other	(97.0)	(37.3)
Decrease in short-term marketable securities	—	319.5
Other	—	6.2
Net cash used in investing activities – continuing operations	(993.3)	(412.3)
Net cash used in investing activities – discontinued operations	—	(78.2)
Net cash used in investing activities	(993.3)	(490.5)
Financing activities:
Net proceeds from debt	843.7	318.8
Shares repurchased	(224.7)	(506.1)
Dividends paid to common shareholders	(82.1)	(77.4)
Other	(10.4)	(26.4)
Net cash provided by (used in) financing activities – continuing operations	526.5	(291.1)
Cash distributions to Arcosa, Inc. in connection with the spin-off transaction	—	(220.5)
Net cash provided by (used in) financing activities	526.5	(511.6)
Net decrease in cash, cash equivalents, and restricted cash	(73.2)	(623.0)
Cash, cash equivalents, and restricted cash at beginning of period	350.8	973.8
Cash, cash equivalents, and restricted cash at end of period	$277.6	$350.8

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(unaudited)

Adjusted Operating Results
We have supplemented the presentation of our reported GAAP operating profit, provision (benefit) for income taxes, income from continuing operations and diluted income from continuing operations per common share with non-GAAP measures that adjust the GAAP measures to exclude the impact of restructuring activities, asset write-downs, the effects on income tax expense of a one-time, non-cash, deferred tax impact related to our planned Maintenance Services expansion into a new Midwest facility and certain other non-recurring transactions or events (as applicable).These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended December 31, 2019
	GAAP	Restructuring activities	Income Tax	Adjusted
	(in millions, except per share amounts)
Operating profit	$97.2	$14.7	$—	$111.9

Provision (benefit) for income taxes	$20.3	$3.3	$(9.7)	$13.9

Income from continuing operations	$22.3	$11.4	$9.7	$43.4

Diluted income from continuing operations per common share	$0.18	$0.09	$0.08	$0.35

	Year Ended December 31, 2019
	GAAP	Restructuring activities	Income Tax	Adjusted
	(in millions, except per share amounts)
Operating profit	$416.3	$14.7	$—	$431.0

Provision (benefit) for income taxes	$61.5	$3.3	$(9.7)	$55.1

Income from continuing operations	$139.2	$11.4	$9.7	$160.3

Diluted income from continuing operations per common share	$1.09	$0.09	$0.08	$1.26

	Three Months Ended December 31, 2018
	GAAP	Write-off of assets held under capital leases	Adjusted
	(in millions, except per share amounts)
Operating profit	$89.8	$12.6	$102.4

Provision for income taxes	$17.7	$2.8	$20.5

Income from continuing operations	$28.0	$9.8	$37.8

Diluted income from continuing operations per common share	$0.19	$0.07	$0.26

	Year Ended December 31, 2018
	GAAP	Write-off of assets held under capital leases	Adjusted
	(in millions, except per share amounts)
Operating profit	$315.1	$12.6	$327.7

Provision for income taxes	$42.6	$2.8	$45.4

Income from continuing operations	$109.0	$9.8	$118.8

Diluted income from continuing operations per common share	$0.70	$0.07	$0.77
Pre-Tax Return on Equity
Pre-Tax Return on Equity (“Pre-Tax ROE”) is a non-GAAP measure that is derived from amounts included in our GAAP financial statements. We define Pre-Tax ROE as a ratio for which (i) the numerator is calculated as income from continuing operations adjusted to exclude the effects of the provision for income taxes and net income or loss attributable to noncontrolling interest, and (ii) the denominator is calculated as average stockholders’ equity (which excludes noncontrolling interest), adjusted to exclude accumulated other comprehensive income or loss. In the following table, the numerator and denominator of our Pre-Tax ROE calculation are reconciled to income from continuing operations and total stockholders’ equity, respectively, which are the GAAP financial measures used in the computation of ROE. Management believes that Pre-Tax ROE is a useful measure to both management and investors as it provides an indication of the economic return on the Company’s investments over time, and considers the Company’s expected tax position in the near-term. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	December 31, 2019	December 31, 2018
	($ in millions)
Numerator:
Income from continuing operations	$139.2	$109.0
Provision for income taxes	61.5	42.6
Income from continuing operations before income taxes	200.7	151.6
Net (income) loss attributable to noncontrolling interest	1.5	(3.8)
Adjusted Profit Before Tax	$202.2	$147.8

Denominator:
Total stockholders' equity	$2,378.9	$2,562.0
Noncontrolling interest	(348.8)	(351.2)
Accumulated other comprehensive loss	153.1	116.8
Adjusted Stockholders' Equity	$2,183.2	$2,327.6

Average total stockholders' equity (1)	$2,470.5	$2,562.0
Return on Equity (2)	5.6%	4.3%

Average Adjusted Stockholders' Equity (1)	$2,255.4	$2,327.6
Pre-Tax Return on Equity (3)	9.0%	6.3%
(1) Average total stockholders' equity and average adjusted stockholders' equity as of and for the year ended December 31, 2018 is calculated using ending balances as of December 31, 2018 because taking an average of beginning and ending stockholders' equity in 2018 would not have given effect to the reduction to stockholders' equity that occurred as a result of the spin-off of Arcosa on November 1, 2018.
(2) Return on Equity is calculated as income from continuing operations divided by average total stockholders' equity.
(3) Pre-Tax Return on Equity is calculated as adjusted profit before tax divided by average adjusted stockholders' equity, each as defined and reconciled above.

Free Cash Flow
Free Cash Flow before Capital expenditures – leasing ("Free Cash Flow") is a non-GAAP financial measure and is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less cash payments for manufacturing capital expenditures and dividends. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Year Ended December 31,
	2019	2018
	(in millions)
Net cash provided by operating activities – continuing operations	$396.7	$274.2
Add:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	205.7	230.5
Adjusted Net Cash Provided by Operating Activities	$602.4	$504.7
Less:
Capital expenditures – manufacturing and other	(97.0)	(37.3)
Dividends paid to common shareholders	(82.1)	(77.4)
Free Cash Flow (before Capital expenditures – leasing)	$423.3	$390.0

EBITDA
“EBITDA” is defined as income from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. EBITDA is a non-GAAP financial measure; however, the amounts included in the EBITDA calculation are derived from amounts included in our GAAP financial statements. EBITDA is reconciled to net income, the most directly comparable GAAP financial measure, in the following table. This information is provided to assist management and investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
Net income	$21.5	$27.7	$136.1	$163.1
Less: income (loss) from discontinued operations, net of income taxes	(0.8)	(0.3)	(3.1)	54.1
Income from continuing operations	$22.3	$28.0	$139.2	$109.0
Add:
Interest expense	56.3	46.4	221.8	179.3
Provision for income taxes	20.3	17.7	61.5	42.6
Depreciation and amortization expense	73.1	67.6	283.6	251.9
EBITDA	$172.0	$159.7	$706.1	$582.8

Trinity Industries, Inc.
2020 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.15 - $1.35 per share
Total revenues	$2.5 - $2.7 billion
SE&A and other cost reduction	$25 - $30 million
Interest expense, net	Approximately $225 million
Estimated tax rate	27%

Railcar Leasing and Management Services Group:
Leasing and Management revenues(2)	Approximately $800 million
Leasing and Management operating profit margin (3)	Approximately 46%
Operating profit from sales of leased railcars to RIV partners and secondary market	Approximately $50 million

Rail Products Group:
Railcar deliveries	16,000 railcars
Operating margin	Approximately 7%
Railcar deliveries to lease fleet	Approximately 40%

(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
(2) Excludes sales of railcars owned one year or less at time of sale.
(3) Excludes operating profit from railcar sales.